Morgan Grenfell Micro Cap fund
Securities Purchased Pursuant to Rule 10F-3
January - March 2000
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					Security Purchased	Comparison Security	Comparison Security
Issuer				Integrated Information 	Agency.com, Ltd.		Whittman-Hart
					Systems

Underwriters			FleetBoston Robertson 	Goldman Sachs, Salomon 	DLJ, Adams Harkness & Hill,
					Stephens, US Bancorp 	Smith Barney, Hambrecht Bancamerica Robertson
					Piper Jaffray, Robert 	& Quist, etc.		Stephens, Deutsche Morgan
					W. Baird, Legg Mason, 					Grenfell,etc.
					Chase H&Q, CIBC World
					Markets, DBSI, First
					Union Securities, ING
					Barings, Lehman Bros,
					Prudential Securities,
					Adams Harkness & Hill,
					Robinson-Humphrey,
					Sutro & Co.

Years of continuous
operation, including
predecessors			>3				>3				>3

Security 				IISX				ACOM				WHIT

Is the affiliate a
manager or co-manager
of offering?			No				No				No

Name of underwriter or
dealer from which
purchased				Robertson Stephens	n/a				n/a

Firm commitment
underwriting?			Yes				Yes				Yes

Trade date/Date
of Offering				3/17/2000			12/8/1999			5/8/1998

Total dollar amount of
offering sold to QIBs		$-   	 			$-   	 			$-

Total dollar amount of
any concurrent public
offering				$69,000,000.00 		$153,400,000 		$130,140,000

Total					$69,000,000.00 		$153,400,000 		$130,140,000

Public offering price		15.00 			26.00				43.38

Price paid if other than
public offering price						n/a				n/a

Underwriting spread or
commission				$1.05 (7%)			$1.82 (7%)			$2.17 (5%)

Shares purchased			100 				n/a				n/a

$ amount of purchase		$1,500.00 			n/a				n/a

% of offering purchased
by fund				0.002%			n/a				n/a

% of offering purchased
by associated funds		0.022%			n/a				n/a

Total (Must be less
than 25%)				0.024%			n/a				n/a

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